EXHIBIT 2.2

WRITTEN ACTION OF THE
BOARD OF DIRECTORS
OF KENTEX PETROLEUM, INC.
(in lieu of meeting)
March 20, 2007

The undersigned, being all of the directors of Kentex Petroleum, Inc., a Nevada corporation (the “Company”), hereby adopt the following resolutions, effective as of March 20, 2007:

WHEREAS, the Company owns all of the issued and outstanding capital stock of Northern Oil and Gas, Inc., a Nevada corporation (“Subsidiary”), consisting of 1 share of common stock, .0001 par value; and

WHEREAS, the Company desires to effect the merger of Northern Oil and Gas, Inc. with and into the Company pursuant to Section 92A.180 of the Nevada Revised Statutes.

NOW, THEREFORE BE IT RESOLVED, that Northern Oil and Gas, Inc. be merged with and into the Company pursuant to Section 92A.180 of the Nevada Revised Statutes, in accordance with the further resolutions set forth below (which resolutions shall constitute the Plan of Merger).

RESOLVED FURTHER, that at the effective time of the merger, all of the outstanding shares of common stock of the Subsidiary owned by the Company shall be cancelled, and no securities of the Company or any other corporation, or any money or other property, shall be issued to the Company in exchange therefore, and all other shares of common stock of the Subsidiary, or rights to acquire shares, shall be converted into equivalent shares or rights to acquire shares of common stock of the Company, on a one-for-one basis. The Subsidiary’s 2006 Incentive Stock Option Plan is hereby adopted as the stock option plan of the Company, and any prior or existing stock option plans are hereby terminated.

RESOLVED FURTHER, that the merger shall be effective the later of (a) March 20, 2007 or (b) the date of filing of articles of merger with the Secretary of State of the Sate of Nevada in the manner required by law.

RESVOLED FURTHER, that, upon the effectiveness of the Merger, Article First of the Articles of Incorporation of the Company shall be amended to read as follows:

ARTICLE FIRST

The name of the corporation shall be Northern Oil and Gas, Inc.

RESOLVED FURTHER, that any officers of the Company be and hereby is authorized and directed to make, sign and acknowledge, for and on behalf of the Company, articles of merger setting forth the foregoing Plan of Merger and such other information as required by law, and to cause such articles to be filed for records with the Secretary of State of the State of Nevada in the manner required by law.

RESOLVED FURTHER, that the officers of the Company, and each of them, be and they hereby are authorized, for and on behalf of the Company, to take such other action as such officers, or any of them, shall deem necessary or appropriate to carry out the purpose of the foregoing resolutions.

/s/ Michael Reger
Michael Reger, Director

/s/Ryan Gilbertson
Ryan Gilbertson, Director

/s/ Douglas Polinsky
Douglas Polinsky, Director